Exhibit 10.5
THE J. M. SMUCKER COMPANY
TOP MANAGEMENT SUPPLEMENTAL
RETIREMENT BENEFIT PLAN
(JANUARY 1, 2009 RESTATEMENT)

THE J. M. SMUCKER COMPANY
TOP MANAGEMENT SUPPLEMENTAL
RETIREMENT BENEFIT PLAN
(JANUARY 1, 2009 RESTATEMENT)
     The J. M. Smucker Company Top Management Supplemental Retirement Benefit Plan was established effective January 1, 1985, and amended and restated effective May 1, 1994, for the purpose of supplementing the retirement benefits of certain officers and other key management employees of The J. M. Smucker Company and its subsidiaries who are selected to participate in the Plan, and is intended to provide benefits for career employees of an Employer. The Plan was again amended and restated in its entirety, effective May 1, 1999, for individuals who retired, died or entered into pay status on or after August 1, 1998 to reflect the benefit changes made by the May 1, 1999 plan restatement beginning with the calendar month following the date on which the individual retired, died or entered into pay status, and was further amended effective November 1, 2003, as to individuals who retired, died or otherwise terminated employment as of that date. The Plan has been operated in good faith compliance with the provisions of Code §409A and the regulations and other guidance promulgated thereunder. The Company amended and restated the Plan in good faith, effective January 1, 2005, in order to comply with Code §409A and the regulations and other guidance promulgated thereunder, and now again amends and restates the Plan to clarify certain provisions in order to more fully assure that the Plan is compliant with Code §409A.

ARTICLE I
DEFINITIONS
      For the purposes hereof, the following words and phrases shall have the meanings indicated:
     1.1 The “Plan” means the supplemental retirement benefit plan as set forth herein, together with all amendments thereto, which Plan shall be called “The J. M. Smucker Company Top Management Supplemental Retirement Benefit Plan.”
     1.2 The “Company” means The J. M. Smucker Company, an Ohio corporation, its corporate successors and assigns, or any corporation or any affiliated or related entity, partnership, proprietorship, limited liability company, with or into which said corporation may be merged, consolidated or reorganized, or to which substantially all of its assets may be sold.
     1.3 A “Subsidiary” means any corporation 50% or more of the issued and outstanding stock of which is owned or controlled by the Company, directly or indirectly, or any other related entity, including a partnership, a limited liability company or a sole proprietorship, 50% or more of the interests of which are owned by the Company either directly or indirectly.
     1.4 An “Employer” means the Company and any Subsidiary.
     1.5 A “Participant” means a key executive of the Company or of a Subsidiary who is selected from time to time by the board of directors to participate in the Plan. A Participant’s selection and approval to participate in the Plan shall be evidenced in writing in the form of a contract between the Participant and the Company.
     1.6 The “Retirement Plan” means The J. M. Smucker Company Employees’ Retirement Plan.
     1.7 The “Final Average Monthly Salary” of a Participant means the Participant’s “average monthly base compensation” as provided in the Retirement Plan but determined using the highest aggregate base compensation, management bonuses and Christmas bonuses received by the Participant during any 60 consecutive full calendar months of employment prior to the earlier of his retirement or other termination of employment or the date of any termination of the Retirement Plan. Except as provided below, for purposes of calculating Final Average Monthly Salary, any bonus earned by a Participant during a fiscal year of the Company shall be treated as having been paid to the Participant on the last day of the fiscal year to which such bonus relates, rather than on the later date of actual payment to the Participant. Only five (5) consecutive years’ bonuses will be taken into consideration in determining Final Average Monthly Salary. However, any bonus paid to a Participant after his termination of employment will be included in determining Final Average Monthly Salary only if such inclusion serves to increase his Final Average Monthly Salary; if inclusion of such bonus would cause his Final Average Monthly Salary to decrease, then such bonus shall be disregarded and an earlier year’s bonus used in selecting the five (5) consecutive years’ bonuses to be taken into consideration.
     1.8 A Participant’s “Normal Retirement Date” means the date on which he attains age 65.
     1.9 The “Social Security Offset Amount” of a Participant means his estimated monthly Primary Insurance Amount under the federal Social Security Act as in effect on the day immediately preceding the earlier of his retirement or other termination of employment or any termination of the Plan; moreover, if such event occurs before the Participant attains age 62, his estimated monthly Primary Insurance Amount shall be equal to the amount he would receive at age 62 on the assumption that from and after the date of his retirement or termination the Participant will receive no further compensation which is treated as wages for purposes of the Act. Provided, however, if an Employee previously had incurred a Total Disability and was entitled to receive long-term disability benefits under any plan maintained by an Employer, computation of his monthly Primary Insurance Amount upon subsequent retirement under the Plan shall be based on the Act in effect on his date of disability retirement. All estimates hereunder shall be made by the Company, upon the advice of an actuary, using standards of uniform and non-discriminatory application.
     1.10 A Participant’s “Monthly Retirement Benefit” means the amount of monthly benefit to which he is entitled under the terms of this Plan, as determined in accordance with Article II hereof.
     1.11 The “Years of Service” of a Participant means the Participant’s years of “benefit service” under the Retirement Plan but determined including any periods of employment after his Normal Retirement Date. Years of Service shall include fractional years to the nearest 1/10th year based upon the number of days since the employment anniversary date.
     1.12 “Actuarial Equivalent” for purposes of determining the single lump sum equivalent optional form of payment provided in Section 2.6 of the Plan, means equality in value of the aggregate amounts expected to be received under the single life annuity payable at the Participant’s date of benefit commencement, and the single lump sum form of payment and shall be determined using the following:
(a)	Mortality Rates shall be based on a 50% male and 50% female unisex blend of the 1994 Group Annuity Reserve table projected to 2002 using Projection Scale AA; and

(b)	The Interest Rate shall be the discount rate selected by the Company for purposes of financial reporting under SFAS No. 87 for the fiscal year ending on the April 30 prior to the first day of the Plan Year in which the distribution occurs.
     Actuarial Equivalent for all other purposes under the Plan shall have the same meaning as provided in the Retirement Plan for purposes other than a single lump sum equivalent form of payment.

     1.13 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any lawful regulations or other pronouncements relating thereto.
     1.14 The “Committee” means the Executive Committee of the Company.
     1.15 “Separation from Service” means a separation from service as defined in Code §409A with the Company and all other related employers of the Company (as determined under Code §414), which Code §409A is incorporated herein by reference, generally including the severance of the Employee’s employment relationship for any reason, voluntarily or involuntarily, and with or without cause, including without limitation, quit, discharge, retirement, death, leave of absence (including military leave, sick leave, or other bona fide leave of absence if the period of such leave exceeds the greater of six (6) months, or the period for which the Employee’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to the Company and all such other related employers to a level that is no more than twenty percent (20%) of its prior level.
     1.16 A “Specified Employee” refers to an individual defined in Code §416(i) without regard to paragraph (5) of that Section as of the date of the individual’s Separation from Service determined as provided in Treasury Regulation §1.409A-1(i).
     1.17 “Totally Disabled” or “Total Disability” means the first to occur of the following conditions, all as determined in accordance with Code §409A:
(a)	The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than 12 months; or

(b)	The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under any plan covering employees of the Employer; or

(c)	The Participant has been determined to be totally disabled by the Social Security Administration.
          Wherever used herein, the masculine pronoun shall include the feminine, the singular shall include the plural, and the plural shall include the singular.
ARTICLE II
SUPPLEMENTAL RETIREMENT BENEFITS
      2.1 Vesting and Distribution Events; Separation from Service. In order to be vested in his Monthly Retirement Benefit hereunder, a Participant must have ten (10) Years of Service (five (5) Years of Service with respect to death benefits) or be employed by the Employer on his Normal Retirement Date. Distribution of vested benefits with respect to a Participant under the Plan, other than a Grandfathered Benefit, will be payable as set forth herein, based on the earliest to occur of such Participant’s Separation from Service, death (to which Article III applies), or Total Disability (to which Section 2.2 applies) or the April 1 following the calendar year in which such Participant attains age 70-1/2, and provided that if death occurs prior to benefit commencement, Article III shall also be applicable. (For this purpose, in the event death or Total Disability causes a Separation from Service, such death or Total Disability, as applicable, shall be deemed to occur earlier than the Separation from Service.)
     If Separation from Service is the earliest such event for a Participant, then the vested Monthly Retirement Benefit shall be paid to such eligible Participant in an amount determined pursuant to Section 2.3, commencing as of the first day of the month following the later of his attainment of age 55 or his Separation from Service, except as such payment may be restricted by Section 8.15, and shall be payable monthly thereafter in accordance with the terms of Section

2.4, in the form of an optional form of benefit elected under Section 2.5 (A), (B), (C), (D) or (E), or in a single lump sum payment if elected under Section 2.6, and provided that the Participant’s election is made in accordance with Section 2.7.
     If the April 1 following the calendar year in which such Participant attains age 70-1/2 is the earliest such event for a Participant, then the vested Monthly Retirement Benefit shall be paid to such eligible Participant in an amount determined pursuant to Section 2.3, commencing as of such April 1, and shall be payable monthly thereafter in accordance with the terms of Section 2.4, in the form of an optional form of benefit elected under Section 2.5 (A), (B), (C), (D) or (E), or in a single lump sum payment if elected under Section 2.6, and provided that the Participant’s election is made in accordance with Section 2.7.
     2.2 Totally Disabled. A Participant for whom Total Disability is the first distribution event described in Section 2.1 shall be eligible for a Monthly Retirement at his Normal Retirement Date. The Monthly Retirement Benefit shall be paid to such eligible Totally Disabled Participant in an amount determined pursuant to Section 2.3, commencing as of the first day of the month following his Normal Retirement Date, except as such payment may be restricted by Section 8.15, and shall be payable monthly thereafter in accordance with the terms of Section 2.4, in the form of an optional form of benefit elected under Section 2.5 (A), (B), (C), (D) or (E), or in a single lump sum payment if elected under Section 2.6, and provided that the Participant’s election is made in accordance with Section 2.7.
     2.3 Amount of Monthly Retirement Benefit. A Participant whose Monthly Retirement Benefit commences on or after his Normal Retirement Date shall be eligible for a normal retirement Monthly Retirement Benefit in an amount equal to:
(a)	two and one-half percent of his Final Average Monthly Salary multiplied by his Years of Service, not to exceed 20 years, plus an additional one percent for each Year of Service after 20 years not to exceed an additional 5 years; less

(b)	100 percent of his Social Security Offset Amount; less

(c)	the amount of his monthly retirement benefit under the Retirement Plan. In calculating the amount of the offset under this paragraph (c), benefits attributable to Participant contributions under the supplemental portion of the Retirement Plan shall be disregarded. However, benefits attributable to Company contributions under the supplemental portion of the Retirement Plan, which are subject to this offset, shall be calculated as those benefits which the Participant would have been eligible to receive, assuming he had contributed to the supplemental portion of the Retirement Plan for all periods for which he was eligible to contribute, regardless of whether such contributions were actually made or not, less amounts determined under Section 2.3(d); less

(d)	the annuitized amount based on a hypothetical account balance as a result of the Company matching contribution added to the J.M. Smucker Company Employee Savings Plan (the “Savings Plan”). The amount to be offset, if applicable, is shown in Addendum II.
     A Participant whose Monthly Retirement Benefit commences prior to his Normal Retirement Date shall be eligible for an early retirement Monthly Retirement Benefit in an amount determined in the same manner as provided for a normal retirement Monthly Retirement Benefit, except that the amount determined in Section 2.3(a) above shall be reduced by one-third of one percent for each full month by which commencement of payment of the benefit precedes the month following the date on which the Participant attains age 62.
     2.4 Normal Form of Payment.
     (A) A Participant who becomes eligible to receive a Monthly Retirement Benefit and who is married at the time payment of his Monthly Retirement Benefit commences shall receive payment of a reduced benefit in the form of a qualified joint and survivor annuity that in the event of the Participant’s death would provide a benefit to the Participant’s surviving spouse equal to 50 percent of the benefit the Participant was receiving at the time of his death unless a Participant elects to receive such benefit in the form of a single life annuity, or an optional form of payment is elected (as provided in Section 2.7) under Section 2.5 or Section 2.6 of this Plan. To receive a benefit under the qualified joint and survivor form of payment, a Participant’s surviving spouse must be the same spouse to whom the Participant was married at the time payment of his Monthly Retirement Benefit commenced.
     The present value of the qualified joint and survivor annuity payable to a Participant hereunder shall be the Actuarial Equivalent of the present value of the single life annuity otherwise payable to him under the Plan.
     (B) A Participant who becomes eligible to receive a Monthly Retirement Benefit and who is unmarried at the time payment of his Monthly Retirement Benefit commences shall receive payment of such benefit in the form of a single life annuity unless an optional form of payment is elected (as provided in Section 2.7) under Section 2.5 or Section 2.6 of the Plan. Such Participant shall receive an unreduced Monthly Retirement Benefit payable for his lifetime, the last monthly payment being for the month in which his death occurs.
     2.5 Optional Forms of Payment.
     A Participant may elect to receive his supplemental retirement benefit under one of the following optional forms of payment or in the form of a single lump sum payment in accordance with Section 2.6, provided that such Participant’s election is made at the time and in such form as provided in Section 2.7:
     (A) Option A — 100% Joint and Survivor Annuity. The Participant shall receive a reduced Monthly Retirement Benefit payable for his lifetime, the last monthly payment being for the month in which his death occurs. If the Participant’s beneficiary survives him, then commencing with the month following the month in which his death occurs, his beneficiary shall receive a continuing monthly benefit equal to such reduced amount for such beneficiary’s lifetime, the last monthly payment being for the month in which the death of the beneficiary occurs.
     (B) Option B — 50% Joint and Survivor Annuity. The Participant shall receive a reduced Monthly Retirement Benefit payable for his lifetime, the last monthly payment being for the month in which his death occurs. If the Participant’s beneficiary survives him, then commencing with the month following the month in which his death occurs, his beneficiary shall receive a continuing monthly benefit equal to one-half of such reduced amount for such beneficiary’s lifetime, the last monthly payment being for the month in which the death of the beneficiary occurs.
     (C) Option C — 66 2/3% Joint and Survivor Annuity. The Participant shall receive a reduced Monthly Retirement Benefit payable for his lifetime, the last monthly payment being for the month in which his death occurs. If the Participant’s beneficiary survives him, then commencing with the month following the month in which his death occurs, his beneficiary shall receive a continuing monthly benefit equal to two-thirds of such reduced amount for such beneficiary’s lifetime, the last monthly payment being for the month in which the death of the beneficiary occurs.
     (D) Option D — 75% Joint and Survivor Annuity. The Participant shall receive a reduced Monthly Retirement Benefit payable for his lifetime, the last monthly payment being for the month in which his death occurs. If the Participant’s beneficiary survives him, then commencing with the month following the month in which his death occurs, his beneficiary shall receive a continuing monthly benefit equal to three-quarters of such reduced amount for such beneficiary’s lifetime, the last monthly payment being for the month in which the death of the beneficiary occurs.

      (E) Option E — Ten-Year Certain and Life Annuity. The Participant shall receive a reduced Monthly Retirement Benefit payable for his lifetime, with the continuance after his death to the beneficiary or beneficiaries designated by him of a monthly benefit equal to such reduced amount for the remainder, if any, of the ten-year term commencing with the Participant’s beginning payment date. If any monthly benefit payments remain unpaid upon the death of the survivor of the Participant and his beneficiary, the remaining payments shall be made to the estate of such survivor.
     A Participant’s beneficiary may be any person or persons selected by such Participant with his spouse’s consent. The reduced monthly payments to be made to a Participant under one of the optional forms of payment provided in Section 2.5 (A) — (E) shall be in an amount which, on the date of commencement thereof, is the Actuarial Equivalent of the monthly benefit otherwise payable to the Participant under the Plan in lieu of which the option was elected, taking into account the age of the Participant and the age of his beneficiary.
     2.6 Single Lump Sum Form of Payment. A Participant may elect, in accordance with the provisions of Section 2.7, to receive his supplemental retirement benefit in the form of a single lump sum payment. The Participant shall receive a payment in a single lump sum in an amount equal to the Actuarial Equivalent, determined in accordance with Section 1.12 of the Plan, of the benefit payable to the Participant at the later of age 55 or the Participant’s actual age at his date of benefit commencement.
     2.7 Election of Form of Benefit. Elections with respect to Grandfathered Benefits shall be made in accordance with Addendum I. Each Participant shall make an election to receive his (Non-Grandfathered Benefits) supplemental retirement benefit either (1) in the normal form of payment under the Plan as provided in Section 2.4, or one of the optional forms of benefit provided in Section 2.5, or (2) as a single lump sum form of benefit under Section 2.6.

A newly eligible Participant shall make an election within thirty days of first becoming eligible under the Plan. If a Participant does not file an election under this Section 2.7, the payment of any Benefit hereunder shall be made in a single lump sum distribution. Subsequent changes to an election of an alternative form of distribution, or any election to defer the commencement of distribution, shall not be effective unless the election satisfies the following requirements:
(a)	a change of election will not be effective until at least twelve (12) months after the date on which it is filed by the Participant with the Company;

(b)	a change of election with respect to a payment commencing on, or made on, a specified date may not be filed with the Company less than twelve (12) months prior to such date;

(c)	a change of election with respect to a time of payment or a method of payment must provide that the payment subject to the change be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made except in the event of a payment made on account of the Participant’s death or Total Disability; and

(d)	if a Participant has made an election to receive his benefit in the normal form of payment provided in Section 2.4 or one of the Actuarially Equivalent optional forms of benefit provided in Section 2.5, then the election between the normal form of benefit and among the optional forms of benefit provided in Section 2.5 may be made at the time of distribution.
     The Company may impose such other restrictions and limitations on subsequent changes to an election of an alternative form of distribution or any election to defer the commencement of distribution as it deems appropriate.
ARTICLE III
SURVIVOR BENEFITS
      3.1 If a Participant should die prior to the commencement of benefit payments under the Plan, no benefits shall be payable under this Plan except as provided pursuant to this Article III.

     3.2 If a Participant who has at least five (5) Years of Service should die prior to the commencement of benefit payments under the Plan, and if the Participant had a surviving spouse as defined in the Retirement Plan, the surviving spouse shall be eligible for payments as if the Participant had effectively elected Option B — 50% Joint and Survivor Annuity described under Section 2.5 and designated his spouse as his beneficiary, commencing as set forth in Section 3.3.
     3.3 If a Participant had ten (10) or more Years of Service on his date of death, his survivor benefit under this Article III shall commence on or after the later of the month next following his date of death or the month next following the date on which he would have attained age fifty-five (55). If a Participant had at least five (5) but less than ten (10) Years of Service on his date of death, his survivor benefit under this Article III shall commence on the later of the month next following his date of death or the month next following the date on which he would have attained age sixty-five (65).
ARTICLE IV
SPECIAL CREDITING
      4.1 Employees who are Participants under the Plan as of its effective date of January 1, 1985 automatically will be credited with twenty (20) Years of Service or their actual number of Years of Service, whichever is greater, as of the date of their retirement or other Separation from Service.
ARTICLE V
ADMINISTRATION

      5.1 The Company shall be responsible for the administration of the Plan. The Company shall have all such powers as may be necessary to carry out the Plan, including the power to determine all questions relating to eligibility for and the amount of any benefit and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction; and to take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Company hereunder shall be final and binding upon all interested parties. Claims for benefits and claims review procedures are provided in Appendix A as attached hereto.
ARTICLE VI
FUNDING
      6.1 Benefits under the Plan shall be paid out of the general assets of the Employers including any trust or fund created for that purpose.
ARTICLE VII
AMENDMENT AND TERMINATION
      7.1 The Company reserves the right to amend or terminate the Plan at any time, prospectively or retroactively, through an instrument executed by an officer pursuant to authorization or ratification by the Board or by any committee designated by the Board. Notwithstanding any such action, the Company shall be obligated to pay to all Participants any benefits under the Plan that are accrued and vested at the date of amendment or termination of the Plan, and in furtherance thereof, the Company shall be obligated to continue making payments in amounts determined to any Participant already in pay status or his beneficiary and to pay benefits to remaining vested Participants in amounts no less than the benefits to which any such Participant or his beneficiary would be entitled hereunder upon Separation from Service at the time of such amendment or termination regardless of whether the Participant has attained age 55 at the time of such Separation from Service. If a trust is being used to fund assets under the Plan and the Plan is terminated, any excess assets remaining in the trust after the full value of benefits already accrued to Participants under the Plan has been paid to such Participants or their beneficiaries shall revert to the Company. Except with respect to Grandfathered Benefits as defined in Addendum I, in the event the Plan is terminated, any benefits hereunder shall remain subject to the other provisions of the Plan regarding distribution, and distribution of such amounts shall not be accelerated except as otherwise provided in an amendment to this Plan, and under the circumstances permitted in accordance with Code §409A.
ARTICLE VIII
MISCELLANEOUS
      8.1 Non-Alienation of Retirement Rights or Benefits. Neither the Participant nor any beneficiary shall encumber or dispose of his right to receive any payments hereunder, which payments or the right thereto are expressly declared to be non-assignable and non-transferable. Any payment which the Company is required to make hereunder may be made, in the discretion of the Company, directly to the Participant or beneficiary or to any other person for the use or benefit of such Participant or beneficiary or that of his dependents, if any, including any person furnishing goods or services to or for the use or benefit of such Participant or beneficiary or that of his dependents, if any. Each such payment may be made without the intervention of a guardian. Any receipt by the payee shall constitute a complete acquittance to the Company with respect thereto, and the Company shall have no responsibility for the proper application thereof.

     8.2 No Employment Guaranteed. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Company or any Subsidiary to continue his employment with the Company or any Subsidiary, and nothing herein contained shall be construed as a commitment on the part of the Company or any Subsidiary to continue the employment or the annual salary rate of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan was never put into effect.
     8.3 Interest of Participant. The obligation of the Company under the Plan to provide the Participant with benefits hereunder merely constitutes the unsecured promise of the Company to make payments as provided herein, and the Participant shall have no interest in, and no lien or prior claim upon, any property of the Company or of any Subsidiary.
     8.4 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation, any legal or equitable rights as against the Company, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms of the Plan.
     8.5 No Competition. The right of any Participant, surviving spouse, or other beneficiary to a supplemental retirement benefit under the Plan will be terminated, or, if payment thereof has begun, all further payments will be discontinued and forfeited, in the event the Participant (i) at any time wrongfully discloses any secret process or trade secret of the Company or any of its Subsidiaries, or (ii) engages, either directly or indirectly, as an officer, trustee, employee, consultant, partner, or substantial shareholder, on his own account or in any other capacity, in a business venture within the ten-year period following his retirement or termination of employment that the Company’s board of directors reasonably determines to be competitive with the Company to a degree materially contrary to the Company’s best interest.

     8.6 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
     8.7 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the United States, and to the extent not preempted by such laws, the laws of the State of Ohio.
     8.8 Successors and Assigns. The Plan and the obligations created hereunder shall be binding upon the Company and its successors and assigns.
     8.9 Dishonest Conduct of a Participant. Notwithstanding anything to the contrary contained in the Plan, if a Participant’s employment with an Employer is terminated because the Company determines the Participant (i) engaged in dishonest or fraudulent acts against an Employer, (ii) willfully injured property of an Employer, (iii) conspired against an Employer, or (iv) disclosed confidential information concerning an Employer, then no supplemental retirement benefit shall be payable to the Participant or his surviving spouse under the Plan.
     8.10 Employment Agreements. The terms of this Plan shall be superseded by the terms of any Employment Agreement or other Agreement between a Participant and an Employer. In the event of any conflict between the provisions of this Plan and any such Agreement, the Agreement shall control.
     8.11 Distribution of Small Amounts. Notwithstanding any provision of the Plan to the contrary, if, at any time following Separation from Service, the Actuarial Equivalent value of a Participant’s Monthly Retirement Benefit is less than $10,000, the Company may elect to distribute such Monthly Retirement Benefit in a single lump sum payment regardless of the Participant’s election.

     8.12 Distributions of Amounts in Excess of Code § 162(m). Notwithstanding any provision of the Plan to the contrary, no amount may be distributed from the Plan if the Company reasonably anticipates that such amount would not be deductible under Code §162(m), as determined by the Board of Directors in its sole discretion, and in accordance with Code §409A and the Treasury regulations promulgated thereunder.
     8.13 Distributions of Amounts Deemed Includable in Gross Income. Notwithstanding any provisions of the Plan to the contrary, if, at any time, a court or the Internal Revenue Service determines that an amount of a Participant’s benefit hereunder is includable in the gross income of the Participant and subject to tax, the Board of Directors of the Company may, in its sole discretion, and in accordance with Code § 409A and the Treasury regulations promulgated thereunder, permit a lump sum distribution of an amount equal to the amount determined to be includable in the Participant’s gross income.
     8.14 Distributions of Amounts in Violation of Securities Laws. Notwithstanding any provisions of the Plan to the contrary, a payment under the Plan may be delayed if the Company reasonably anticipates that the making of such payment will violate Federal securities laws or other applicable law, in the Company’s sole discretion, and in accordance with Code §409A and the Treasury regulations promulgated thereunder, provided that the payment is made on the earliest at which the Company reasonably anticipates that the making of the payment will not cause such violation.
     8.15 Six-Month Delay of Distributions to Specified Employees. Under no circumstances, other than death, will a Participant who is a Specified Employee, as of the date of the Participant’s Separation from Service, receive a distribution under the Plan earlier than six (6) months following such Participant’s Separation from Service; provided that this provision shall not apply to only distribution of a Grandfathered Benefit.

     8.16 Compliance with Code §409A. To the extent applicable, it is intended that this Plan and any accrual of compensation made hereunder comply with the provisions of Code §409A. This Plan and any accrual of compensation made hereunder shall be administrated in a manner consistent with this intent, and any provisions that would cause this Plan or any grant made hereunder to fail to satisfy Code §409A shall have no force and effect until amended to comply with Code §409A (which amendment may be retroactive to the extent permitted by Code §409A and may be made by the Company without the consent of Participants). Any reference in this Plan to Code §409A will also include any proposed temporary or final regulations, or any other guidance, promulgated with respect to Code §409A by the U.S. Department of the Treasury or the Internal Revenue Service. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of, or payments under, this Plan and the Company shall have no responsibility for tax or legal consequences to any Participant (or Beneficiary) resulting from the terms or operation of this Plan.
     The Company hereby adopts this Amendment and Restatement of the Plan effective as of January 1, 2009.

THE J. M. SMUCKER COMPANY

/s/ Mark R. Belgya

Name: Mark R. Belgya
Title: Senior Vice President and Chief Financial Officer

DATED: December 31, 2010

APPENDIX A
CLAIMS PROCEDURE
     Section 1.1 Claims Reviewer. For purposes of handling claims with respect to this Plan, the “Claims Reviewer” shall be the benefits committee, unless another person or organizational unit is designated by the Company as Claims Reviewer.
     Section 1.2 Claims for Benefits. An initial claim for benefits under the Plan must be made by the Participant or his or her beneficiary in accordance with the terms of the Plan through which the benefits are provided. Not later than 90 days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the Participant or the Participant’s beneficiary with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for such extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period.
     In the event the Claims Reviewer denies the claim of a Participant or the beneficiary in whole or in part, the Claims Reviewer’s written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure.
     Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claims Reviewer’s disposition of the claimant’s claim, the claimant may have a full and fair review of the claim by the Company (but not the same person who reviewed the initial claim, or subordinate of such person) upon written request therefore submitted by the claimant or the claimant’s duly authorized representative and received by the Company within 60 days after the claimant receives written notification that the claimant’s claim has been denied In connection with such review, the claimant or the claimant’s duly authorized representative shall be entitled to review pertinent documents and submit the claimant’s views as to the issues, in writing. The Company shall act to deny or accept the claim within 60 days after receipt of the claimant’s written request for review unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Company shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period. In all events, the Company shat act to deny or accept the claim within 120 days of the receipt of the claimant’s written request for review. The action of the Company shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim.
     In no event may a claimant commence legal action for benefits the claimant believes are due to the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Appendix A.

ADDENDUM I
PROVISIONS WITH RESPECT TO
GRANDFATHERED BENEFITS
ARTICLE I
DEFINITION
      1.1 Grandfathered Benefits Defined. “Grandfathered Benefits” or “Grandfathered Portion” of a Benefit means amounts of Compensation deferred by a Participant before January 1, 2005 under the Plan to which the Participant had a legally binding right to be paid, and that right was earned and vested prior to January 1, 2005. Grandfathered Benefits shall be subject to the rules and provisions of the Plan in effect on December 31, 2004, as provided in this Addendum I. The amount of a Participant’s Grandfather Benefit shall be determined in accordance with the provisions of Code §409A and Treasury regulation §1.409A- 6 and any additional guidance that may be issued by the Department of Treasury or the Internal Revenue Service and the provisions of the Plan and this Addendum I. Section references in this Addendum I are references to sections of this Addendum I unless otherwise specified.
ARTICLE II
GRANDFATHERED RETIREMENT BENEFITS
      2.1 Grandfathered Benefits Upon Normal Retirement. A Participant who retires from employment with his Employer on or after his Normal Retirement Date, or who has left active employment prior to his Normal Retirement Date under conditions of eligibility for a long-term disability benefit under any plan maintained by an Employer and is receiving long-term disability benefits on his Normal Retirement Date, shall be eligible for a normal retirement Monthly Retirement Benefit as determined under Section 2.3 of the Plan.

     A Grandfathered Benefit consisting of a normal retirement Monthly Retirement Benefit shall be paid to an eligible Participant commencing as of the first day of the month following the month in which he retires, and shall be payable monthly thereafter in accordance with the terms of Section 2.4, in the form of an optional form of benefit elected under Section 2.5 (A), (B), (C), (D) or (E), or in a single lump sum payment elected under Section 2.6, provided that the Participant’s election is made in accordance with Section 2.7 of this Addendum I.
     Notwithstanding the foregoing, a Participant who is still employed by an Employer on the April 1 following the calendar year in which he attains age 70-1/2 shall commence receiving the Grandfathered Portion of his Monthly Retirement Benefit provided under this Section 2.1 as of April 1 following the calendar year in which he attains age 70-1/2.
     2.2 Grandfathered Benefits Upon Early Retirement. A Participant who retires from employment with his Employer at or after age 55, but prior to his Normal Retirement Date, who has at least ten (10) Years of Service, and who is not eligible for a short or long term disability benefit under any plan maintained by an Employer, shall be eligible for an early retirement Monthly Retirement Benefit as determined under Section 2.3 of the Plan.
     A Grandfathered Benefit consisting of an early retirement Monthly Retirement Benefit shall be paid to an eligible Participant commencing as of the first day of the month following the month in which he retires and shall be payable monthly thereafter in accordance with the terms of Section 2.4, an optional form of benefit elected under Section 2.5 (A), (B), (C), (D) or (E), or in a single lump sum payment elected under Section 2.6, provided that the Participant’s election is made in accordance with Section 2.7 of this Addendum I.
     2.3 Grandfathered Benefits Upon Termination of Employment. The Plan is intended to provide benefits for career employees of an Employer. Therefore, a Participant who terminates his employment with his Employer for any reason other than death and who is not eligible for any retirement benefit under the Plan or a short or long term disability benefit under any plan maintained by an Employer, shall not be eligible for any Monthly Retirement Benefit under the Plan, except that such a Participant, who has at least ten (10) Years of Service, is eligible for a deferred Monthly Retirement Benefit in an amount determined after his termination of employment in the same manner as provided for an early retirement Monthly Retirement Benefit and as determined under Section 2.3 of the Plan.
     A Grandfathered Benefit consisting of a deferred Monthly Retirement Benefit shall be paid to an eligible Participant commencing as of the first day of the month following the month in which he attains age 55 and shall be payable monthly thereafter in accordance with the terms of Section 2.4, an optional form of benefit elected under Section 2.5 (A), (B), (C), (D) or (E), or in a single lump sum payment elected under Section 2.6, provided that the Participant’s election is made in accordance with Section 2.7 of this Addendum I.
     2.4 Normal Form of Payment of Grandfathered Benefits. A Participant who becomes eligible to receive a Grandfathered Monthly Retirement Benefit and who is married at the time payment of his Monthly Retirement Benefit commences shall receive payment of his Grandfathered Benefit in accordance with the provisions of Section 2.4 of the Plan, provided that a Participant’s election of forms of optional distribution or of a lump sum distribution as to Grandfathered Benefits shall be made in accordance with the provisions of the Plan in effect on December 31, 2004 and this Addendum I.
      2.5 Optional Forms of Payment with Respect to a Grandfathered Benefit. A Participant may elect to receive his Grandfathered Benefit under one of the following optional forms of payment or in the form of a single lump sum payment in accordance with Section 2.6, provided that such Participant’s election is made at the time and in such form as provided in Section 2.7:

     (A) Option A — 100% Joint and Survivor Annuity. The retired Participant shall receive a reduced Monthly Retirement Benefit payable for his lifetime, the last monthly payment being for the month in which his death occurs. If the Participant’s beneficiary survives him, then commencing with the month following the month in which his death occurs, his beneficiary shall receive a continuing monthly benefit equal to such reduced amount for such beneficiary’s lifetime, the last monthly payment being for the month in which the death of the beneficiary occurs.
     (B) Option B — 50% Joint and Survivor Annuity. The retired Participant shall receive a reduced Monthly Retirement Benefit payable for his lifetime, the last monthly payment being for the month in which his death occurs. If the Participant’s beneficiary survives him, then commencing with the month following the month in which his death occurs, his beneficiary shall receive a continuing monthly benefit equal to one-half of such reduced amount for such beneficiary’s lifetime, the last monthly payment being for the month in which the death of the beneficiary occurs.
     (C) Option C — 66 2/3% Joint and Survivor Annuity. The retired Participant shall receive a reduced Monthly Retirement Benefit payable for his lifetime, the last monthly payment being for the month in which his death occurs. If the Participant’s beneficiary survives him, then commencing with the month following the month in which his death occurs, his beneficiary shall receive a continuing monthly benefit equal to two-thirds of such reduced amount for such beneficiary’s lifetime, the last monthly payment being for the month in which the death of the beneficiary occurs.
     (D) Option D — 75% Joint and Survivor Annuity. The retired Participant shall receive a reduced Monthly Retirement Benefit payable for his lifetime, the last monthly payment being for the month in which his death occurs. If the Participant’s beneficiary survives him, then commencing with the month following the month in which his death occurs, his beneficiary shall receive a continuing monthly benefit equal to three-quarters of such reduced amount for such beneficiary’s lifetime, the last monthly payment being for the month in which the death of the beneficiary occurs.
     (E) Option E — Ten-Year Certain and Life Annuity. The retired Participant shall receive a reduced Monthly Retirement Benefit payable for his lifetime, with the continuance after his death to the beneficiary or beneficiaries designated by him of a monthly benefit equal to such reduced amount for the remainder, if any, of the ten-year term commencing with the retired Participant’s beginning payment date. If any monthly benefit payments remain unpaid upon the death of the survivor of the Participant and his beneficiary, the remaining payments shall be made to the estate of such survivor.
     A Participant’s beneficiary may be any person or persons selected by such Participant with his spouse’s consent. The reduced monthly payments to be made to a retired Participant under one of the optional form of payment provided in Section 2.5 (A) — (E) shall be in an amount which, on the date of commencement thereof, is the Actuarial Equivalent of the monthly benefit otherwise payable to the Participant under the Plan in lieu of which the option was elected, taking into account the age of the Participant and the age of his beneficiary.
     2.6 Single Lump Sum Form of Payment of Grandfathered Benefit. A Participant may elect, in accordance with the provisions of Section 2.7, to receive his Grandfathered Benefit in the form of a single lump sum payment. The retired Participant shall receive a payment in a single lump sum in an amount equal to the Actuarial Equivalent, determined in accordance with Section 1.12 of the Plan payable to the Participant at the later of age 55 or the Participant’s actual age at his date of employment termination or retirement.

     2.7 Election of Form of Grandfathered Benefit.
     (a) Each Participant shall make an election to receive his Grandfathered Benefit either (l) in the normal form of payment under the Plan as provided in Section 2.4, of the Plan or one of the optional forms of benefit provided in Section 2.5, or (2) as a single lump sum form of benefit under Section 2.6. Each Participant may, but shall not be required to change his distribution election prior to the beginning of each Plan Year, provided that a Participant’ s election to receive a single lump sum form of benefit pursuant to Section 2.6, or to change his or her prior election from an election to receive a single lump sum form of benefit to an election to receive an annuity form of benefit shall not be valid unless the election is made at least one (1) year prior to such Participant’s earliest date of distribution of benefits under the Plan. If a Participant does not file an election under this Section 2.7, the payment of any Grandfathered Benefit hereunder shall be made in a single lump sum distribution.
     (b) If a Participant has made an election to receive his benefit in the normal form of payment provided in Section 2.4 or one of the Actuarially Equivalent optional forms of benefit provided in Section 2.5, then the election between the normal form of benefit and among the optional forms of benefit provided in Section 2.5 may be made at the time of distribution.
ARTICLE III
SURVIVOR BENEFITS WITH RESPECT TO GRANDFATHERED BENEFITS
      Grandfathered Survivor Benefits shall be determined and distributed in accordance with Article III of the Plan, except that “retirement or termination of employment” shall be substituted for “Separation from Service” in Article III.

ADDENDUM II
In January 1, 2008 the Company froze benefit accruals under the Retirement Plan for participants age 40 and under, and amended the Savings Plan to provide an enhanced Company matching contribution.
The table below represents the amount to be offset as provided in Section 2.3 (d) of the Plan for Mark Smucker and Paul Wagstaff. The offset represents the annuitized benefit provided by the enhanced Company match contribution established January 1, 2008.
The table is based on a hypothetical balance created by a 3% Company match paid starting January 1, 2008 and made each year until the executive reaches the retirement ages listed below. This amount assumes yearly increases in CPI of 3.0% and investment earnings of 7.5%. The balance is annuitized using the RP2000 Mortality Table to reflect benefits accruing under the enhanced matching contribution provided under the Savings Plan without any adjustment projected to 2020 using Scale AA and a 7.5% discount rate.
The assumptions used to determine the hypothetical balances and annuitized benefits are intended to be long term assumptions. The Company may review these assumptions and modify them in the future if appropriate. New annuitized benefit amounts will be determined based on any revised assumptions, replacing the amounts below.

Annuitized Value of Additional 3% Savings Plan Match
Age	Annuitized Benefit	Age	Annuitized Benefit
55	$23,491.42	60	$42,614.89
56	$26,564.16	61	$47,806.26
57	$29,970.19	62	$53,580.59
58	$33,750.02	63	$60,010.02
59	$37,947.97	64	$67,166.35
		65	$75,149.53

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